Exhibit 3.5

CERTIFICATE OF FORMATION

OF

CUSTOM DIRECT LLC

1. The name of the limited liability company is Custom Direct LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Custom Direct LLC on this 15th day of May, 2003.

CUSTOM DIRECT LLC

By:	/s/ Walter Campbell
Name: Walter Campbell
Title: Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 09:38 AM 05/15/2003 FILED 09:38 AM 05/15/2003 SRV 030314643—3658948 FILE